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              MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
               FOR THE SIX MONTHS ENDED MARCH 31, 1996 AND 1995

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                                                      1996           1995
                                                      ----           ----

1.  Net income                                    $11,622,034    $ 7,990,293

2.  Weighted average number of
    common shares outstanding
    during the period                               8,867,762      8,850,350

3.  Shares issuable upon exercise
    of dilutive stock options
    outstanding during period,
    based on higher of average
    or period-end values                              183,656           -

4.  Weighted average number of
    common shares outstanding
    during the period, assuming
    full dilution (2 + 3)                           9,051,418      8,850,350

5.  Primary earnings per share
    (1 divided by 2)                                 $   1.31       $    .90

6.  Fully diluted earnings per share
    (1 divided by 4)                                 $   1.28       $    .90


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